Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511

Tmckay@fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election

PITTSBURGH, January 29, 2015 – The Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) has selected a new director, Pamela C. Asbury, Vice President of FHLBank member Genworth Life Insurance Company, to fill an open Delaware director seat on the Board. The Bank’s Board selected Ms. Asbury in accordance with the rules of the Federal Housing Finance Agency, requiring the Board to select an officer or director of a Delaware member of the Bank to fill the remaining unexpired term of the vacant position. Ms. Asbury’s term expires December 31, 2015.

In addition to serving as Vice President of Genworth Life Insurance Company, Ms. Asbury is also Vice President of Genworth Life and Annuity Insurance Company and Genworth Life Insurance Company of New York. With 28 years of experience in the insurance industry, Ms. Asbury currently leads Genworth’s Institutional Markets Group, which develops and manages products and programs, including guaranteed investment contracts, funding agreements, funding agreement-backed notes and various accident and health policies. She led the development of the funding agreement program designed for use with FHLBank advances. Genworth has FHLBank memberships in Atlanta, New York and Pittsburgh and has been part of the Federal Home Loan Bank System since 2008.

Ms. Asbury is a member of the American Council of Life Insurers’ Federal Home Loan Bank Working Group. She received her undergraduate degree from Virginia Commonwealth University’s School of Business and is a certified Six Sigma Black Belt under the GE Capital Project Management Program. Her diverse skill set includes investment strategies, risk management, portfolio management and financial risk management.

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 12 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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